Exhibit 99.1

March 21, 2005

Madeline Hopkins	Michael J. Ruane
(484) 582-5506	(484) 582-5405	www.sungard.com

SUNGARD IN DISCUSSIONS CONCERNING POSSIBLE PURCHASE OF COMPANY

Wayne, PA — SunGard (NYSE:SDS), a global leader in integrated software and processing solutions primarily for financial services and the pioneer and leading provider of information availability services, announced today that it is in discussions concerning a possible purchase of the entire company.

SunGard’s Board of Directors has authorized its advisors and management to engage in these discussions, while at the same time proceeding with the planned spin-off of the company’s Availability Services business, which was announced last fall. The Board’s advisors are Credit Suisse First Boston and Shearman & Sterling LLP, which had already been retained in connection with the spin-off.

SunGard does not intend to comment on any specific discussions or any potential transaction unless and until it enters into a definitive agreement with respect to a transaction. There can be no assurance that these discussions will result in any transaction for a purchase of the company.

About SunGard

SunGard is a global leader in integrated software and processing solutions, primarily for financial services. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 20,000 customers in more than 50 countries, including the world’s 50 largest financial services companies. SunGard (NYSE:SDS) is a member of the S&P 500 and has annual revenue of $3 billion. Visit SunGard at www.sungard.com.

Trademark Information: SunGard and the SunGard logo are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

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